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NIKE, INC. REPORTS FISCAL 2022 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 23, 2021 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2022 financial results for its first quarter ended August 31, 2021.

•First quarter reported revenues were $12.2 billion, up 16 percent compared to prior year and up 12 percent on a currency-neutral basis.*
•NIKE Direct sales were $4.7 billion, up 28 percent on a reported basis and up 25 percent on a currency-neutral basis.
•NIKE Brand Digital sales increased 29 percent, or 25 percent on a currency-neutral basis.
•Gross margin increased 170 basis points to 46.5 percent.
•Diluted earnings per share for the quarter was $1.16, up 22 percent.

“NIKE’s strong results this quarter are continued proof of our deep consumer connections, unrelenting innovation pipeline and a digital advantage that fuels our brand momentum,” said John Donahoe, President and CEO, NIKE, Inc. “We have the right playbook to navigate macroeconomic dynamics, as we create value through our relentless drive to fuel the future of sport.”**

First Quarter revenues increased 12 percent, on a currency-neutral basis, with growth across all channels, led by NIKE Direct growth of 25 percent. Contributing to NIKE Direct growth was the steady normalization of owned physical retail, which grew 24 percent, exceeding pre-pandemic levels from the first quarter of fiscal 2020. NIKE Brand Digital business continued strong growth, increasing by 25 percent, led by North America growth of 43 percent.

“NIKE is a growth company with a market opportunity as large as it's ever been,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “Our Q1 results illustrate how NIKE’s Consumer Direct Acceleration strategy continues to fuel growth and transform our long-term financial model.”**

First Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 16 percent to $12.2 billion compared to the prior year, up 12 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $11.6 billion, an increase of 12 percent to prior year on a currency-neutral basis, led by NIKE Direct double-digit growth in North America, APLA and EMEA.
◦Revenues for Converse were $629 million, up 7 percent on a currency-neutral basis, led by performance in Direct to consumer in both North America and Europe.
•Gross margin increased 170 basis points to 46.5 percent, led by margin expansion in our NIKE Direct business, a higher mix of full-price sales and favorable changes in foreign currency exchange rates, partially offset by higher product costs primarily due to increased freight costs.
•Selling and administrative expense increased 20 percent to $3.6 billion.
◦Demand creation expense was $918 million, up 36 percent, primarily due to normalization of spend against brand campaigns as we annualize marketplace closures in the prior year, as well as continued investments in digital marketing to support heightened digital demand.
◦Operating overhead expense increased 15 percent to $2.7 billion, primarily due to an increase in wage-related expenses, higher strategic technology investments and NIKE Direct variable costs.
•The effective tax rate for the quarter was 11.0 percent compared to 11.5 percent for the same period last year, due to increased benefits from stock-based compensation and discrete items, offset by a shift in our earnings mix.
•Net income was $1.9 billion, up 23 percent, and Diluted earnings per share was $1.16, increasing 22 percent.

August 31, 2021 Balance Sheet Review

•Inventories for NIKE, Inc. were $6.7 billion, flat compared to the prior year period, driven by strong consumer demand during the quarter, offset by elevated in-transit inventories due to extended lead times from ongoing supply chain disruptions.
•Cash and equivalents and short-term investments were $13.7 billion, up approximately $4.2 billion from last year, due to strong free cash flow generation, partially offset by cash dividends and share repurchases.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 19 consecutive years of increasing dividend payouts. In the first quarter, NIKE returned approximately $1.2 billion to shareholders, including:
•Dividends of $435 million, up 13 percent from the prior year.
•Share repurchases of $742 million for the quarter, reflecting 4.8 million shares retired as part of the four-year, $15 billion program approved by the Board of Directors in June 2018. As of August 31, 2021, a total of 54.8 million shares have been repurchased under the program for a total of approximately $5.4 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 23, 2021, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 14, 2021.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(In millions, except per share data)	8/31/2021	8/31/2020	Change
Revenues	$12,248	$10,594	16%
Cost of sales	6,552	5,853	12%
Gross profit	5,696	4,741	20%
Gross margin	46.5%	44.8%

Demand creation expense	918	677	36%
Operating overhead expense	2,654	2,298	15%
Total selling and administrative expense	3,572	2,975	20%
% of revenues	29.2%	28.1%

Interest expense (income), net	57	65	—
Other (income) expense, net	(39)	(14)	—
Income before income taxes	2,106	1,715	23%
Income tax expense	232	197	18%
Effective tax rate	11.0%	11.5%

NET INCOME	$1,874	$1,518	23%

Earnings per common share:
Basic	$1.18	$0.97	22%
Diluted	$1.16	$0.95	22%

Weighted average common shares outstanding:
Basic	1,581.9	1,561.8
Diluted	1,619.6	1,593.3

Dividends declared per common share	$0.275	$0.245

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2021	2020
ASSETS
Current assets:
Cash and equivalents	$10,720	$8,148	32%
Short-term investments	2,975	1,332	123%
Accounts receivable, net	4,341	3,813	14%
Inventories	6,699	6,705	0%
Prepaid expenses and other current assets	1,655	1,939	-15%
Total current assets	26,390	21,937	20%
Property, plant and equipment, net	4,869	4,969	-2%
Operating lease right-of-use assets, net	3,078	3,158	-3%
Identifiable intangible assets, net	267	272	-2%
Goodwill	242	223	9%
Deferred income taxes and other assets	3,071	2,699	14%
TOTAL ASSETS	$37,917	$33,258	14%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1	-100%
Notes payable	15	137	-89%
Accounts payable	2,135	1,983	8%
Current portion of operating lease liabilities	462	459	1%
Accrued liabilities	5,296	5,742	-8%
Income taxes payable	361	297	22%
Total current liabilities	8,269	8,619	-4%
Long-term debt	9,415	9,408	0%
Operating lease liabilities	2,898	2,961	-2%
Deferred income taxes and other liabilities	2,992	3,046	-2%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,343	9,224	55%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,917	$33,258	14%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2021	8/31/2020	Change
North America
Footwear	$3,264	$2,957	10%	10%
Apparel	1,430	1,125	27%	27%
Equipment	185	143	29%	29%
Total	4,879	4,225	15%	15%
Europe, Middle East & Africa
Footwear	1,983	1,802	10%	4%
Apparel	1,159	971	19%	13%
Equipment	165	137	20%	15%
Total	3,307	2,910	14%	8%
Greater China
Footwear	1,449	1,251	16%	6%
Apparel	476	478	0%	-9%
Equipment	57	51	12%	3%
Total	1,982	1,780	11%	1%
Asia Pacific & Latin America
Footwear	1,022	758	35%	33%
Apparel	385	301	28%	26%
Equipment	58	40	45%	44%
Total	1,465	1,099	33%	31%
Global Brand Divisions[2]	7	4	75%	38%
TOTAL NIKE BRAND	11,640	10,018	16%	12%
Converse	629	563	12%	7%
Corporate[3]	(21)	13	—	—
TOTAL NIKE, INC. REVENUES	$12,248	$10,594	16%	12%

TOTAL NIKE BRAND
Footwear	$7,718	$6,768	14%	10%
Apparel	3,450	2,875	20%	16%
Equipment	465	371	25%	22%
Global Brand Divisions[2]	7	4	75%	38%
TOTAL NIKE BRAND REVENUES	$11,640	$10,018	16%	12%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2021	8/31/2020	Change
North America	$1,434	$1,302	10%
Europe, Middle East & Africa	875	692	26%
Greater China	701	688	2%
Asia Pacific & Latin America	481	280	72%
Global Brand Divisions[2]	(987)	(853)	-16%
TOTAL NIKE BRAND[1]	2,504	2,109	19%
Converse	204	168	21%
Corporate[3]	(545)	(497)	-10%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	2,163	1,780	22%
EBIT margin[1]	17.7%	16.8%
Interest expense (income), net	57	65	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$2,106	$1,715	23%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.